Exhibit 99.1


[COMPANY LOGO]

For More Information Contact:

Investor Relations
Rick Etskovitz, Chief Financial Officer
Astea International, Inc.
215-682-2500
retskovitz@astea.com


FOR IMMEDIATE RELEASE:

               Astea Reports Profitable Third Quarter 2007 Results Strong and Focused Execution Drives Revenue Growth

Horsham, PA, November 15, 2007--Astea International Inc. (NASDAQ:ATEA), a global provider of service lifecycle management solutions, today released financial results for the third quarter of 2007.

For the third quarter ended September 30, 2007, Astea reported revenues of $7,853,000, 24% greater than revenues of $6,349,000 for the same period in 2006. Net profit for the third quarter was $892,000 or $.25 per share, compared to a net profit of $45,000 or $.01 per share for the same period in 2006. License revenue of $2,793,000 was 26% greater than $2,212,000 for the same period in 2006. Total service and maintenance revenues increased 22% to $5,060,000 from $4,137,000 for the same period in 2006.

For the nine months ended September 30, 2007, total revenues of $21,956,000 are 50% greater than the revenues of $14,590,000 for the same period last year. Net profit for the nine months was $1,254,000 or $.35 per share compared to a net loss of $4,270,000 or ($1.20) for the same period in 2006. Year to-date license revenue of $5,499,000 was 65% greater than $3,334,000 for the same period in 2006. Service and maintenance revenue of $16,457,000 was 46% greater than 2006.

Included in the results for the first nine months of 2007 is the recognition of $1.6 million of revenue which had been deferred from a transaction with a customer in the U.K. in the fourth quarter of 2004 and continued through 2006. The revenue, recognized in the first quarter of 2007, is comprised of $384,000 of license revenue and $1.2 million in services and maintenance revenue. All costs related to generating these revenues were expensed in the periods in which they were incurred. The results from operations for the year-to-date results include all of the revenues discussed, but no related costs. Therefore, gross profit on revenue on a year-to-date basis for 2007 appears higher than similar periods. Such operating results are not typical for the Company and are not expected to recur.

"This quarter was marked with multiple significant large enterprise wins. We are extremely pleased with our execution and success. The new customers we signed represent larger-scale implementations. They will be leveraging our entire solution suite to drive their customer service business," stated Zack Bergreen, Chairman and CEO, Astea International. "We remain focused on addressing the tremendous opportunities we see worldwide, adding new talent to our team and building the infrastructure that will allow us to continue to provide superior service lifecycle management solutions to our customers around the world."

THIRD QUARTER HIGHLIGHTS

      o New Customers - Selected by 3 industry leading, enterprise companies to implement and deploy the full Astea Alliance suite, including our latest mobility and Dynamic Scheduling Engine solutions. Some of the benefits that these companies are looking to achieve include: creating a distinct competitive advantage in their respective markets; optimizing technician utilization and spare parts inventory; providing technicians with real-time access to information; and ultimately driving increased profitability and customer satisfaction.

      o Existing Customers of both the Astea Alliance and FieldCentrix solutions continued to expand their configurations with additional licensing for more users as well as many customers upgrading to the latest releases.

      o One year after signing with Astea, Danka Business Systems PLC, one of the largest independent providers of enterprise imaging systems and services, completed the national deployment of Astea's FieldCentrix Mobility solution, to more than 1,000 field technicians, in order to support its' growing customer base. As a result, Danka has been able to further refine the company's already impressive technician-to-dispatcher ratio of 200 to 1; improve real-time visibility to its parts inventory; increase the number of work orders completed daily; deliver measurable cost savings; improve customer retention; sign new customers and enhance Danka's brand value and professional standing as an industry leader. Follow this link to learn more about this impressive deployment: http://www.astea.com/default.asp.

      o One of Astea's customers, The Linc Group, was featured in a cover story by Integrated Solutions magazine. In the article, they cited a one-year payback from the FieldCentrix solution. The Linc Group uses several components of the FieldCentrix solution, including FX Mobile, which contains the wireless sending and receiving capabilities as well as the user interface on mobile devices; FX Service Center, which is the back end dispatching interface that integrates with accounting software; and FX eService, which enables customers to view current and future work orders through a self-service Web portal. Follow this link to read more: http://www.astea.com/lincgroup.asp.

Astea will host a conference call that will be broadcast live over the Internet on November 15, 2007 at 11:00 AM EST to discuss the Company's third quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International

Astea International (NASDAQ: ATEA) is a global provider of service management software that addresses the unique needs of companies who manage capital equipment, mission critical assets and human capital. With the acquisition of FieldCentrix, Astea complements its existing portfolio with the industry's leading mobile field service execution solutions. Astea is helping companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point. Since its inception in 1979, Astea has licensed applications to companies, around the world, in a wide range of sectors including information technology, telecommunications, instruments and controls, business systems, HVAC, gaming/leisure, imaging, industrial equipment, and medical devices.

www.astea.com. Service Smart. Enterprise Proven.
                                      # # #

(C) 2007 ASTEA INTERNATIONAL INC. ASTEA AND ASTEA ALLIANCE ARE TRADEMARKS OF ASTEA INTERNATIONAL INC. ALL OTHER COMPANY AND PRODUCT NAMES CONTAINED HEREIN ARE TRADEMARKS OF THE RESPECTIVE HOLDERS.

This press release contains forward-looking statements and expectations of future results that are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea's products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company's financial results are included at length in the Company's Form 10-K for the fiscal year ended December 31, 2006, as supplemented in the 10-Q for the Quarter ended September 30, 2007 as filed with the Securities and Exchange Commission.